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Specialty Laboratories Announces Executive Succession Plan

Santa Monica, Calif., November 9, 2001—Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading research-driven clinical reference laboratory, today announced that James B. Peter, M.D., Ph.D., as part of an established succession plan, has elected to retire from his position as Chief Executive Officer upon the completion of a search for his successor. The Board of Directors has formed a special committee to identify the successor. Dr. Peter will remain Chairman of the Board of Specialty and will devote his efforts to the Company's scientific initiatives and long-term strategy development.

About Specialty Laboratories

Specialty Laboratories, Inc. is the largest single source of esoteric testing in the United States, providing more than 3,500 esoteric tests to hospitals, laboratories and specialist physicians. As a leading research-driven clinical reference laboratory, Specialty works extensively with medical discovery companies to co-discover new tests, transforming research into accessible clinical tools for creating customized medical care via laboratory medicine. These co-discovery partnerships build on Specialty's track record of introducing assays characterized by exceptional analytical validation, clinical validation and the establishment of clinical utility. For more information on Specialty, visit www.specialtylabs.com.

Contact:Greg Mann
Director, Corporate Communications
Specialty Laboratories
310/586-7261
gmann@specialtylabs.com

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Specialty Laboratories Announces Executive Succession Plan